EXHIBIT 10.17
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of July 2009 by and among American Claims Evaluation, Inc., a New York corporation (“Present Owner”), John Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (the “Former Majority Shareholder”), Kyle Palin Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (“K. Torrens”), and Carlena Palin Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (“C. Torrens”). Each of the Former Majority Shareholder, K. Torrens and C. Torrens are sometimes hereinafter individually referred to as a “Prior Owner” and collectively as the “Prior Owners”.
RECITALS
     WHEREAS, Present Owner entered into a Stock Purchase Agreement made and entered into as of September 12, 2008 with Prior Owners pursuant to which, among other things, Present Owner purchased all of the outstanding shares of stock of Interactive Therapy Group Consultants, Inc. (the “Acquired Company”) from Prior Owners;
     WHEREAS, the Stock Purchase Agreement contained, among other things, certain provisions regarding what the Stock Purchase Agreement defined as the Minimum Net Deficiency which, in part, required certain computations to be made following the Closing;
     WHEREAS, in conjunction with the Prior Owners’ sale of their shares in the Acquired Company, the Acquired Company agreed to and did enter into an Employment Agreement with the Former Majority Shareholder; and
     WHEREAS, certain disputes have arisen among the parties regarding various elements of the transaction and the parties have reached a resolution of their differences.
     NOW, THEREFORE, in consideration of the mutual promises and other consideration provided for in this Agreement, and intending to be legally bound, the parties hereby agree as follows:
     1. In full settlement of all claims between and among the parties arising from or relating to the computation of the Minimum Net Deficiency (the “Settled Claims”), and solely the Settled Claims, each party hereto releases and discharges each other from any claims or causes of action arising from or relating to such computation.
     2. In consideration of the foregoing, the Former Majority Shareholder agrees to a modification of his Employment Agreement with the Acquired Company as set forth in Section 3 of such Employment Agreement to reduce his Compensation to One Hundred Thousand Dollars and 00/100 ($100,000.00). Such reduction shall take effect beginning with the bi-weekly payment next coming due to the Former Majority Shareholder following execution and delivery of this Agreement by all parties hereto and ending with the last bi-weekly payment made prior to the expiration of the Term of Employment, as set forth in Section 2 of the Employment Agreement.
     3. In further consideration of the foregoing, no later than September 9, 2010, the Former Majority Shareholder shall pay to Present Owner, in immediately available funds, subject to collection, $87,400.00 plus interest computed at the rate of 2% per annum simple commencing August 1, 2009 (the “Payment”).
     4. As further security for the Payment, the Former Majority Shareholder shall execute an affidavit in the form and containing the substance set forth on Exhibit A and authorizes Present Owner to enter a judgment by confession in an amount equal to the portion of the Payment remaining uncollected on September 10, 2010.

     5. Section 6(a) of the Employment Agreement is amended to correct a scrivener’s error so as to substitute the word and number “five (5)” for the word and number “two (2)”.
     6. Other than as expressly stated herein the Stock Purchase Agreement and the Employment Agreement are ratified and affirmed and continue as originally written.
     7. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
     8. This Agreement shall inure to the benefit of and be binding upon the heirs, executors and successors of the parties hereto.
     9. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

AMERICAN CLAIMS EVALUATION, INC.
By:	/s/ Gary Gelman
	Name:	Gary Gelman
	Title:	President and Chief Executive Officer

/s/ John Torrens
John Torrens

K. TORRENS
By:	/s/ John Torrens
John Torrens, as parent for a minor child

C. TORRENS
By:	/s/ John Torrens
John Torrens, as parent for a minor child

With respect to paragraph 2 and 5 above: INTERACTIVE THERAPY GROUP CONSULTANTS, INC.
By:	/s/ Gary Gelman
	Name:	Gary Gelman
	Title:	Chief Executive Officer

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